NEWS RELEASE

Contact:
Justin Gioia – (314) 342-0865
jgioia@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Hosts Annual Shareholder Meeting
Directors re-elected; other business items approved; dividend declared

ST. LOUIS (January 27, 2011) – Today Douglas H. Yaeger, chairman, president and chief executive officer of The Laclede Group, Inc. (NYSE: LG), presided over the Company’s annual shareholder meeting at the Renaissance St. Louis Grand Hotel.

During the meeting, shareholders approved several items of business, the first of which was the re-election of three directors, each to a three-year term:
-	Edward L. Glotzbach, vice chairman, mergers and acquisitions, of Information Services Group;
-	W. Stephen Maritz, chairman of the board of Maritz Holdings Inc.;
-	John P. Stupp, Jr., president of Stupp Bros., Inc.

Shareholders also:
-	Re-approved The Laclede Group Annual Incentive Plan;
-	Re-approved The Laclede Group 2006 Equity Incentive Plan as amended;
-	Provided advisory approval of three years as the interval at which we will seek shareholder advisory approval of compensation of executives; and
-	Ratified the appointment of Deloitte & Touche LLP as the independent registered public accountant for the Company for its fiscal year 2011.

At its Board meeting today, the Board of Directors of The Laclede Group declared a quarterly dividend of 40 ½ cents per share.  The dividend will be payable on April 4, 2011 to shareholders of record on March 11, 2011.

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves nearly 630,000 residential, commercial and industrial customers in the city of St. Louis and parts of 10 counties in Eastern Missouri. Laclede Group's primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.

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